Exhibit 10.95

AMENDMENT TO AGREEMENT FOR SALE OF COMMERCIAL TIME

This Amendment dated as of January 1, 2004 by and between Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) is made to that certain Agreement for Sale of Commercial Time dated as of May 1, 1999 by and between Mission Broadcasting of Amarillo, Inc. and Quorum Broadcasting of Amarillo, LLC (the “Agreement”).

WHEREAS, Mission, as successor to Mission Broadcasting of Amarillo, Inc., is the licensee of television broadcast station KCIT, Amarillo, Texas and low power television station KCPN-LP, Amarillo, Texas;

WHEREAS, Nexstar, as successor to Quorum Broadcasting of Amarillo, LLC, is the licensee of television broadcast station KAMR-TV, Amarillo, Texas;

WHEREAS, Mission and Nexstar have assumed the Agreement for their mutual benefit;

NOW THEREFORE, for and in consideration of the foregoing, Nexstar and Mission hereby amend the Agreement as follows:

1. Nexstar has assumed all of Quorum Broadcasting of Amarillo, LLC’s rights and obligations under the Agreement.

2. Mission has assumed all of Mission Broadcasting of Amarillo, Inc.’s rights and obligations under the Agreement.

3. Paragraph 3 and Schedule A of the Agreement are deleted in their entirety and replaced with the following: “Payments. During the term of this Agreement, from the revenues that Nexstar collects pursuant to this Agreement, Nexstar will pay seventy (70) percent to Mission (the “Monthly Payment”). In exchange for the services Nexstar provides under this Agreement, Nexstar will retain thirty (30) percent of the revenues it collects as its fee for such services.

4. These revised payment terms are effective as of the date hereof.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

NEXSTAR BROADCASTING, INC.

By:	/s/ G. Robert Thompson

Name:	G. Robert Thompson
Title:	CFO

MISSION BROADCASTING, INC.

By:	/s/ David S. Smith

Name:	David Smith
Title:	President